As filed with the Securities and Exchange Commission on August 13, 2004

Registration No. 333-115695

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIRIUS SATELLITE RADIO INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1700207 (I.R.S. Employer Identification Number)

1221 Avenue of the Americas, 36th Floor
New York, New York 10020
(212) 584-5100
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary
Sirius Satellite Radio Inc.
1221 Avenue of the Americas
New York, New York 10020
(212) 584-5100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gary L. Sellers
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Sirius Satellite Radio Inc.
$300,000,000
2 1⁄2% Convertible Notes due 2009

      This prospectus relates to resales of our 2 1⁄2% Convertible Notes due 2009 issued in private offerings and 68,027,220 shares of our common stock issuable upon conversion of the notes, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the notes as a result of antidilution adjustments, in circumstances described in this prospectus.

      The notes and the shares of common stock may be sold from time to time by and for the account of the selling securityholders named in this prospectus or in supplements to this prospectus. The selling securityholders may sell all or a portion of the notes or the shares of common stock from time to time in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for the notes or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution” on page 32 for additional information on the methods of sale.

      We will not receive any of the proceeds from the sale of the notes or the shares of common stock offered by the selling securityholders. The selling securityholders will receive all proceeds from the sale of the notes or the shares of common stock being registered.

      We will pay cash interest on the notes at the rate of 2 1⁄2% per year. Cash interest is payable semiannually in arrears on February 15 and August 15 of each year, beginning August 15, 2004, until February 15, 2009.

      Holders may convert all or a portion of their notes into shares of our common stock prior to the close of business on the final maturity date of the notes, subject to prior redemption or repurchase of the notes as described herein. The conversion rate is 226.7574 shares of our common stock per $1,000 principal amount of the notes. The conversion rate is subject to adjustment in certain events, such as an issuance by us of common stock as a dividend or distribution on our common stock or a subdivision or combination of our common stock.

      We may not redeem the notes in whole or in part at our option prior to maturity.

      If we experience specified types of fundamental changes prior to the maturity of the notes, holders may require us to purchase the notes, in whole or in part, at a price equal to 100% of the principal amount of the notes to be purchased plus accrued interest to, but excluding, the repurchase date. The notes will be repurchased only in integral multiples of $1,000 principal amount.

      The notes are our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness and prior to all subordinated indebtedness. However, the notes are effectively subordinated to all of our existing and future secured debt, to the extent of the security on such other indebtedness.

      The notes are not listed on any national securities exchange or on Nasdaq. Our common stock is quoted on the Nasdaq National Market under the symbol “SIRI.” On August 12, 2004, the last reported sale price of the common stock was $2.05 per share.

      Investing in the securities offered in this prospectus involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

August 13, 2004

      You should rely only on the information contained in this prospectus and those documents incorporated by reference herein. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this prospectus by reference or in our affairs since the date of this prospectus.

      As used in this prospectus, the terms “Sirius,” “company,” “we,” “our,” “ours” and “us” refer to Sirius Satellite Radio Inc., except where the context otherwise requires or as otherwise indicated. When we refer to “common stock” throughout this prospectus, we include all rights attaching to our common stock under any stockholder rights plan then in effect.

i

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file at the SEC's public reference room facility located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC's electronic data gathering, analysis and retrieval system known as EDGAR.

      Our common stock is listed on the Nasdaq National Market under the symbol “SIRI.” Our reports, proxy statements and other information may also be reviewed at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC. This prospectus incorporates by reference important business and financial information that we file with the SEC and that we are not including in or delivering with this prospectus. Incorporated documents are considered part of this prospectus, and we can disclose the important information to you by referring you to those documents.

      We incorporate by reference the documents listed below (excluding any information furnished pursuant to Item 9 or Item 12 on any Current Report on Form 8-K) to the extent they have been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2003;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

•	our Current Reports on Form 8-K dated January 15, 2004, January 27, 2004, January 28, 2004, February 12, 2004, April 6, 2004, April 21, 2004, June 30, 2004 and July 21, 2004; and

•	the description of our common stock as set forth in our Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act.

      We also incorporate by reference all documents to the extent they have been filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 9 or Item 12 on any Current Report on Form 8-K) after the date of this prospectus and until such time as the selling securityholders have sold all the notes or common stock issuable upon conversion of the notes. Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

      We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary
Sirius Satellite Radio Inc.
1221 Avenue of the Americas, 36th Floor
New York, New York 10020
(212) 584-5100

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “projection” and “outlook.” Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them.

      Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. Among the significant factors that have a direct bearing on our results of operations are:

•	our competitive position; XM Satellite Radio, the other satellite radio service provider in the United States, currently has substantially more subscribers than us and may have certain competitive advantages;

•	our dependence upon third parties to manufacture, distribute, market and sell SIRIUS radios and components for those radios;

•	the unproven market for our service;

•	changes to our business plan or strategy, which could include significant additions to our programming, infrastructure or distribution; and

•	the useful life of our satellites, which have experienced circuit failures on their solar arrays and other component failures, and are not insured.

      These and other factors are discussed in “Risk Factors” and elsewhere in this prospectus and in the documents incorporated herein by reference.

      Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

iii

SUMMARY

      This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus carefully, including the financial statements and the documents incorporated by reference herein.

About Sirius

      From our three orbiting satellites, we directly broadcast over 120 channels of digital-quality entertainment: 65 channels of 100% commercial-free music and over 50 channels of news, sports, talk, entertainment, traffic, weather and children's programming for an effective monthly subscription fee of $11.15 for a three year plan and up to $12.95 for a monthly plan. We hold one of only two licenses issued by the Federal Communications Commission to operate a national satellite radio system.

      As of June 30, 2004, we had 480,341 subscribers. Our primary sources of revenues are subscription and activation fees. In addition, we derive revenues from selling limited advertising on our non-music channels and the direct sale of SIRIUS radios and accessories.

      We have agreements with Ford Motor Company, DaimlerChrysler Corporation, BMW of North America, LLC, Nissan North America, Inc., Volkswagen of America, Inc. and Porsche Cars North America, Inc. that contemplate the manufacture and sale of vehicles that include SIRIUS radios. These alliances cover all major brands and affiliates of these automakers, including Ford, Lincoln, Mercury, Jaguar, Land Rover, Chrysler, Mercedes, BMW, MINI, Mazda, Dodge, Jeep, Volvo, Nissan, Infiniti, Volkswagen, Audi and Freightliner and Sterling heavy trucks. While over fifty vehicle models are currently available with SIRIUS as a factory or dealer-installed option, none of these companies is contractually required to manufacture or sell any minimum number of vehicles that include SIRIUS radios.

      In the autosound aftermarket, SIRIUS radios are available for sale at national and regional retailers, including Best Buy, Circuit City, Ultimate Electronics, Tweeter Home Entertainment Group, Crutchfield, Good Guys, Radio Shack and DISH Network outlets. On June 30, 2004, SIRIUS radios were available at over 20,000 retail locations.

      SIRIUS radios are also offered to renters of Hertz vehicles at approximately 53 airport locations.

      We believe that our ability to attract and retain subscribers depends in large part on creating and sustaining distribution channels for SIRIUS radios, both in the retail aftermarket and with automakers, and on the quality and entertainment value of our programming.

      Our principal executive offices are located at 1221 Avenue of the Americas, New York, New York 10020. Our telephone number is (212) 584-5100. Our internet address is sirius.com. Sirius.com is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated by reference herein.

THE OFFERING

      This prospectus relates to resales of $300,000,000 aggregate principal amount of the notes and 68,027,220 shares of our common stock issuable upon conversion of the notes, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the notes as a result of antidilution adjustments, in circumstances described in this prospectus.

      We issued and sold $250,000,000 aggregate principal amount of the notes on February 20, 2004 in a private offering to Morgan Stanley & Co. Incorporated, as the initial purchaser. We issued and sold an additional $50,000,000 aggregate principal amount of the notes on March 31, 2004 in a private offering to Morgan Stanley & Co. Incorporated, as the initial purchaser, pursuant to the option set forth in the Amended and Restated Purchase Agreement, dated March 11, 2004, between the initial purchaser and us. We have been advised by the initial purchaser that the notes were resold in transactions which were exempt from registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in reliance on Rule 144A.

      The following is a brief summary of the terms of the securities offered. For a more complete description of the securities, see the sections entitled “Description of Notes” and “Description of Capital Stock and Warrants” in this prospectus.

Securities Offered	$300,000,000 aggregate principal amount of 2 1⁄2% Convertible Notes due 2009.
Maturity Date	February 15, 2009
Interest	2 1⁄2% per annum on the principal amount, payable semiannually in arrears in cash on February 15 and August 15 of each year, commencing August 15, 2004.
Conversion Rights	You may convert the notes into shares of our common stock at a conversion rate of 226.7574 shares per $1,000 principal amount of notes, subject to adjustment, prior to the close of business on February 15, 2009.
Redemption	We may not redeem any of the notes prior to maturity.
Fundamental Change	If a fundamental change (as described under “Description of Notes—Repurchase at Option of the Holder”) occurs prior to maturity, you may require us to purchase all or part of your notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest.
Registration Rights	We agreed to file a shelf registration statement with the SEC covering the resale of the notes and the underlying common stock within 90 days after the closing date of the original issuance of the notes. We also agreed to use our best efforts to have the registration statement declared effective within 180 days after the closing date of such original issuance of the notes and to use our best efforts to keep the shelf registration statement effective until either of the following has occurred:
•	all securities covered by the registration statement have been sold; or
•	the expiration of the applicable holding period with respect to the notes and the underlying common stock under Rule 144(k) under the Securities Act of 1933, or any successor provision.

Trading	We can provide no assurance as to the liquidity of or trading markets for the notes. Our common stock is listed on the Nasdaq National Market under the symbol “SIRI.”
Use of Proceeds	We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus. The selling securityholders will receive all proceeds from the sale of the notes or the sale of the shares of common stock.

Risk Factors

      Investing in our securities involves risk, including the risks described in this prospectus and the documents incorporated by reference herein. You should carefully consider the risk factors before investing in our securities.

RISK FACTORS

      Investing in our securities involves risk, including the risks described in this prospectus and in the documents incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2003, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, our Current Reports on Form 8-K dated January 15, 2004, January 27, 2004, January 28, 2004, February 12, 2004, April 6, 2004, April 21, 2004, June 30, 2004 and July 21, 2004 and in any filings made by us with the SEC after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. You should carefully consider the risk factors before investing in our securities.

      Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and included elsewhere or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Relating to Our Notes and Common Stock

There is no public market for the notes, which could limit their market price or the ability to sell them for an amount equal to or higher than their initial offering price.

      The notes are a new issue of securities for which there currently is no trading market. As a result, we cannot provide any assurances that a market will develop for the notes or that you will be able to sell your notes. If any of the notes are traded, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

Future sales of our common stock may depress our stock price.

      Sales of a substantial number of shares of our common stock in the public market or otherwise, by the company or a major stockholder, could depress the market price of the notes or our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. None of our existing stockholders, officers or directors have agreed to refrain from making sales of our common stock.

We may issue additional equity securities, which would lead to dilution of our issued and outstanding stock.

      The issuance of additional equity securities or securities convertible into equity securities would result in dilution of existing stockholders' equity interest in us. We are authorized to issue, without stockholder approval, 50,000,000 shares of preferred stock, $0.001 par value per share, in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any such preferred series, but reserves the right to do so in the future. In addition, we are currently authorized to issue, without stockholder approval, up to approximately 874,000,000 additional shares of common stock, $0.001 par value per share. We are also authorized to issue, without stockholder approval, securities convertible into either common stock or preferred stock.

The market price of the notes could be significantly affected by the market price of our common stock and other factors.

      We expect that the market price of the notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to factors, including the factors discussed in the documents incorporated by reference, many of which are beyond our control.

The notes are not protected by restrictive covenants.

      The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or our subsidiary. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under “Description of Notes—Repurchase at Option of the Holder.” The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event our common stock is delisted by the Nasdaq National Market.

We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change as required by the indenture governing the notes.

      Holders may require us to purchase their notes upon a fundamental change as described under “Description of Notes—Repurchase at Option of the Holder.” A fundamental change may also constitute an event of default, and result in the acceleration of the maturity of our then-existing indebtedness, under another indenture or other agreement. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay in cash the purchase price for the notes tendered by the holders. Failure by us to purchase the notes when required will result in an event of default with respect to the notes.

Conversion of the notes will dilute the ownership interest of existing stockholders.

      The conversion of some or all of the notes will dilute the ownership interest of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

Adjustments to the conversion rate on the notes may result in a taxable distribution to you.

      The conversion rate of the notes will be adjusted if we distribute cash with respect to shares of our common stock and in certain other circumstances. Under Section 305(c) of the Internal Revenue Code, an increase in the conversion rate as a result of our distribution of cash to common stockholders generally will result in a deemed distribution to you. Other adjustments in the conversion rate (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any deemed distribution to you will be taxable as a dividend to the extent of our current or accumulated earnings and profits. If you are a Non-U.S. Holder of notes, any deemed distribution to you that is treated as a dividend will be subject to withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). See “Certain United States Federal Income Tax Considerations.”

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus. The selling securityholders will receive all proceeds from the sale of the notes or the sale of the shares of common stock offered by this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratios of earnings to fixed charges for the periods indicated:

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2004
	($ in millions)

Ratio of earnings to fixed charges	—	—	—	—	—	—
Deficiency of earnings to fixed charges	$119.4	$198.5	$255.0	$417.6	$214.6	$271.9

For purposes of this computation, earnings are defined as pre-tax earnings or loss from our continuing operations plus fixed charges. Fixed charges are the sum of (i) interest expensed (ii) interest capitalized and (iii) the portion of operating lease rental expense that is representative of the interest factor. Our ratio of earnings to fixed charges was less than 1.00x for all periods presented; thus, earnings available for fixed charges were inadequate to cover fixed charges for such periods.

PRICE RANGE OF OUR COMMON STOCK

      Our common stock is traded on the Nasdaq National Market under the symbol “SIRI.” The following table sets forth the high and low sales prices for our common stock, as reported by the Nasdaq National Market, for the periods indicated below:

	High	Low

Year ended December 31, 2002
First Quarter	$10.88	$4.14
Second Quarter	5.78	3.28
Third Quarter	3.77	0.76
Fourth Quarter	1.32	0.52
Year ended December 31, 2003
First Quarter	$1.36	$0.41
Second Quarter	2.35	0.63
Third Quarter	2.02	1.53
Fourth Quarter	3.16	1.85
Year ending December 31, 2004
First Quarter	$3.82	$2.63
Second Quarter	4.02	2.94
Third Quarter (through August 12, 2004)	3.01	2.05

      On August 12, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $2.05 per share. As of August 12, 2004, there were approximately 450,000 stockholders of record of our common stock.

DIVIDEND POLICY

      We have never paid cash dividends on our capital stock. We currently intend to retain earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future.

DESCRIPTION OF NOTES

      The notes were issued under an indenture, dated as of May 23, 2003, between us and The Bank of New York, as trustee, as supplemented by a supplemental indenture, dated as of February 20, 2004. A copy of the form of indenture will be made available upon request to us, and will be available for inspection during normal business hours at the corporate trust office of the trustee.

      The following summaries of certain provisions of the notes and the indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the notes and the indenture, including the definitions therein of certain terms which are not otherwise defined in this prospectus. Wherever particular provisions or defined terms of the indenture (or of the form of note which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference.

General

      The notes are senior unsecured debt and rank on a parity with all of our other existing and future senior unsecured debt and prior to all of our subordinated debt. The notes are convertible into common stock as described under “Conversion of Notes.”

      The notes are limited to $300 million aggregate principal amount. The notes were issued only in denominations of $1,000 and multiples of $1,000. The notes will mature on February 15, 2009, unless earlier converted or repurchased pursuant to a fundamental change.

      Neither we nor our subsidiary are subject to any financial covenants under the indenture. In addition, neither we nor our subsidiary is restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

      You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under “Repurchase at Option of the Holder.”

      We will pay interest on February 15 and August 15 of each year, beginning August 15, 2004, to record holders at the close of business on the preceding February 1 and August 1, as the case may be, except interest payable upon redemption or repurchase will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is an interest payment date.

      We will maintain an office in the Borough of Manhattan, The City of New York, for the payment of interest, which shall initially be an office or agency of the trustee. We may pay interest either:

•	by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

•	by transfer to an account maintained by you in the United States.

      However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Conversion of Notes

      You may convert any of your notes, in whole or in part, into common stock prior to the close of business on the final maturity date of the notes, subject to prior redemption or repurchase of the notes.

      The number of shares of common stock you will receive upon conversion of your notes will be determined by multiplying the number of $1,000 principal amount notes you convert by the conversion rate on the date of conversion. You may convert your notes in part so long as such part is $1,000 principal amount or an integral multiple of $1,000.

      If you have submitted your notes for repurchase upon a fundamental change, you may convert your notes only if you withdraw your repurchase election. Upon conversion of notes, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates). Our delivery to the holder of the full number of shares of our common stock into which the note is convertible, together with any cash payment for such holder's fractional shares, or cash or a combination of cash and shares of our common stock in lieu thereof, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued but unpaid interest attributable to the period from the most recent interest payment date to the conversion date.

      As a result, accrued but unpaid interest to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

      Notwithstanding the preceding paragraph, if notes are converted after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made if (1) we have specified a purchase date following a fundamental change that is during such period or (2) only to the extent of overdue interest, any overdue interest exists at the time of conversion with respect to such note.

      The initial conversion rate for the notes is 226.7574 shares of common stock per $1,000 principal amount of notes, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash equal to the closing price of the common stock on the trading day prior to the conversion date. Except as described below, you will not receive any accrued interest or dividends upon conversion.

      To convert your note into common stock you must:

•	complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture.

      We will adjust the conversion rate if any of the following events occurs:

•	we issue common stock as a dividend or distribution on our common stock;

•	we issue to all holders of common stock certain rights or warrants to purchase our common stock;

•	we subdivide or combine our common stock;

•	we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including cash or securities, but excluding:

—rights or warrants specified above; and

—dividends or distributions specified above.

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

If we distribute cash, then the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which shall be the current market price of a share of our common stock on the record date, and (2) the denominator of which shall be the same price of a share on the record date less the amount of the distribution. “Current market price” shall mean the average of the daily closing sale prices per share of common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. For purposes of this paragraph, the term “ex” date, when used with respect to any distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

•	we or our subsidiary makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

•	someone, other than us or our subsidiary, makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause will only be made if:
—	the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding; and
—	the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer;
however, the adjustment referred to in this clause will generally not be made if as of the closing of the offer, the prospectus relating to such tender offer discloses a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

      To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

      In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration which you would have been entitled to receive if you had converted the notes into our common stock immediately prior to any of these events.

      You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “Certain United States Federal Income Tax Considerations.”

      We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See “Certain United States Federal Income Tax Considerations.”

      We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Optional Redemption by Us

      We may not redeem the notes in whole or in part at our option prior to maturity.

Repurchase at Option of the Holder

      If a fundamental change of the company occurs at any time prior to the maturity of the notes, you may require us to repurchase your notes, in whole or in part, on a date that is 30 days after the date of our notice of the fundamental change. The notes will be repurchased only in integral multiples of $1,000 principal amount.

      We will repurchase the notes at a price equal to 100% of the principal amount to be repurchased, plus accrued interest to, but excluding, the repurchase date. If the repurchase date is after a record date and prior to or on the related interest payment date, we will pay interest on the interest payment date to the record holder on the relevant record date.

      We will mail to all record holders a notice of a fundamental change within 10 days after it has occurred. We are also required to deliver to the trustee a copy of the fundamental change notice. If you elect to require us to repurchase your notes, you must deliver to us or our designated agent, on or before the 30th day after the date of our fundamental change notice, your repurchase notice and any notes to be repurchased, duly endorsed for transfer. We will promptly pay the repurchase price for notes surrendered for repurchase following the repurchase date.

      A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock that:

•	is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

•	is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

      We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

      These fundamental change repurchase rights could discourage a potential acquirer. However, this fundamental change repurchase feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

      We may be unable to repurchase the notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the repurchase price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under certain circumstances, or expressly prohibit our repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Merger and Sale of Assets by Us

      The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

•	we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person assumes all of our obligations under the notes and the indenture; and

•	we or such successor person will not be in default under the indenture immediately after the transaction.

      When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Events of Default; Notice and Waiver

      The following will be events of default under the indenture:

•	we fail to pay principal when due on the notes;

•	we fail to pay any interest on the notes when due and such failure continues for a period of 30 days;

•	we fail to pay any sinking fund payment when due;

•	we fail to perform or observe any of the covenants or warranties in the indenture for 60 days after notice; or

•	certain events involving our bankruptcy, insolvency or reorganization.

      The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal or interest on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

      If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal and accrued interest on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal and accrued interest on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal or interest that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.

      Payments of principal or interest on the notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

      The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

      No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest on the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

•	the trustee fails to comply with the request within 60 days after receipt.

Modification and Waiver

      The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

•	extend the fixed maturity of such note;

•	reduce the rate or extend the time for payment of interest of such note;

•	reduce the principal amount of such note;

•	reduce any amount payable upon repurchase of such note;

•	change in any manner adverse to the holders our obligation to repurchase such note upon a fundamental change;

•	impair the right of a holder to institute suit for payment on such note;

•	change the currency in which any such note is payable;

•	impair the right of a holder to convert such note;

•	reduce the quorum or voting requirements under the indenture;

•	change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture;

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

•	reduce the percentage of notes required for consent to any modification of the indenture.

      We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

Form, Denomination and Registration

      The notes were issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Note, Book-Entry Form

      Notes are evidenced by one or more global notes. We have deposited the global note or notes with DTC and registered the global notes in the name of Cede & Co., as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      Beneficial interests in a global note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

      Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

      We will pay interest, if any, on, and the redemption price and the repurchase price of, a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      We have been informed that DTC's practice is to credit participants' accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

      Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

      Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction. DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

      DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

      We will issue notes in definitive certificate form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	an event of default shall have occurred and the maturity of the notes shall have been accelerated in accordance with the terms of the notes and any holder shall have requested in writing the issuance of definitive certificated notes; or

•	we have determined in our sole discretion that notes shall no longer be represented by global notes.

Registration Rights of the Noteholders

      We entered into a registration rights agreement with the initial purchaser. Under this agreement, we agreed to file a shelf registration statement with the SEC covering resale of the registrable securities (as defined below) and to keep the shelf registration statement effective until the earlier of:

•	all of the registrable securities have been sold pursuant to the shelf registration statement; or

•	the expiration of the holding period under Rule 144(k) under the Securities Act, or any successor provision.

      When we use the term “registrable securities” in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

•	the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

•	the expiration of the holding period under Rule 144(k) under the Securities Act, or any successor provision; and

•	the sale to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A.

      We may suspend the use of a prospectus that is part of a shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed:

•	30 days in any three-month period; or

•	an aggregate of 90 days for all periods in any 12-month period.

      Notwithstanding the foregoing, we will be permitted to suspend the use of a prospectus for up to 60 days in any three-month period under certain circumstances, relating to possible acquisitions, financings or other similar transactions with which we may be involved.

      We will pay additional interest to record holders of registrable securities if a shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above:

•	on any note at an annual rate equal to 0.5% of the principal amount of such note until the registration statement is filed or made effective or during the additional period the prospectus is unavailable; and

•	on the common stock that has been converted, at an annual rate equal to 0.5% of an amount equal to $1,000 divided by the conversion rate during such periods.

      A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:

•	be named as a selling stockholder in the related prospectus;

•	deliver the prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

      Under the registration rights agreement we agreed to:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder copies of the prospectus;

•	notify holders when the shelf registration statement becomes effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

      The plan of distribution of the shelf registration statement will permit resales of registrable securities by selling security holders in underwritten offerings and though brokers and dealers.

      We have agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of a shelf registration statement by issuing a press release to Reuters Economic Services and Bloomberg Business News. In order to sell registrable securities, holders are required to complete and deliver a questionnaire to us at least three business days prior to their intended distribution. In order to be named as a selling stockholder in the prospectus at the time of effectiveness of the shelf registration statement, holders must complete and deliver the questionnaires to us on or prior to the tenth business day before the effectiveness of the registration statement. Upon receipt of a completed questionnaire after that time, together with any other information we may reasonably request following the effectiveness, we will, within five business days, file any amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit the holder to deliver its prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus. We will pay the additional interest described above to the holder if we fail to make the filing in the time required or, if such filing is a post-effective amendment to the shelf registration statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 60 days of the filing. If a holder does not complete and deliver a questionnaire or provide the other information we may request, such holder will not be named as a selling stockholder in the prospectus and will not be permitted to sell its registrable securities pursuant to the shelf registration statement.

      This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

Information Concerning the Trustee

      We have appointed The Bank of New York, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates provide banking and other services to us in the ordinary course of their business.

      The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

DESCRIPTION OF CAPITAL STOCK AND WARRANTS

      Our amended and restated certificate of incorporation provides for authorized capital of 2,550,000,000 shares, consisting of 2,500,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.

      The following description sets forth the terms and provisions of our common stock, preferred stock and warrants.

Common Stock

      As of August 6, 2004, we had 1,236,800,145 shares of common stock outstanding beneficially held by approximately 450,000 persons. As of June 30, 2004, we had reserved for issuance approximately 523,189,000 shares of common stock with respect to incentive stock plans, outstanding common stock purchase warrants and outstanding convertible notes.

      Holders of our common stock are entitled to cast one vote for each share held of record on all matters acted upon at any stockholder's meeting and to receive dividends if, as and when declared by our board of directors out of funds legally available therefor. There are no cumulative voting rights. If there is any liquidation, dissolution or winding-up of our company, each holder of our common stock will be entitled to participate, taking into account the rights of any outstanding preferred stock, ratably in all of our assets remaining after payment of liabilities. Holders of our common stock have no preemptive or conversion rights. All outstanding shares of our common stock, including shares of common stock issued upon the conversion of the notes, will be fully paid and non-assessable.

      Our common stock is quoted on the Nasdaq National Market under the symbol “SIRI.”

Preferred Stock

      Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 50,000,000 shares of our preferred stock, in one or more series. Each such series of preferred stock will have such number of shares, designations, preferences, powers, qualifications and special or relative rights or privileges as will be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. The rights of the holders of our common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

      In connection with our restructuring in March 2003, all of our then outstanding preferred stock was retired and canceled.

Preferred Stock Purchase Rights

      On October 22, 1997, our board of directors adopted a stockholders' rights plan and, in connection with the adoption of this plan, declared a dividend distribution of one “Right” for each outstanding share of common stock to stockholders of record at the close of business on November 3, 1997 (the “Rights Record Date”). Except as described below, each Right entitles the registered holder of the Right to purchase from us one-hundredth of a share of Series B Preferred Stock, par value $0.001 per share (the “Series B Shares”), at a purchase price of $115.00 (the “Purchase Price”), which may be adjusted. The Purchase Price shall be paid in cash. The description and terms of the Rights are set forth in a Rights Agreement, dated October 22, 1997 (the “Rights Agreement”), by and between us and The Bank of New York (the successor to Continental Stock Transfer & Trust Company), as Rights Agent, and in amendments to the Rights Agreement dated October 13, 1998, November 13, 1998, December 22, 1998, June 11, 1999, September 29, 1999, December 23, 1999, January 28, 2000, August 7, 2000, January 8, 2002, October 22, 2002, March 6, 2003, April 30, 2003, July 30, 2003, January 14, 2004 and June 30, 2004.

      On March 6, 2003, we amended the Rights Agreement to permit each of OppenheimerFunds, Inc., Apollo Management, L.P., The Blackstone Group L.P. and their respective affiliates and affiliated investment funds to acquire up to 25% of the outstanding shares of common stock, without becoming “Acquiring Persons” within the meaning of the Rights Agreement.

      Initially, no separate Right certificates were distributed and the Rights were evidenced, with respect to any shares of common stock outstanding on the Rights Record Date, by the certificates representing the shares of common stock. Until the Rights Separation Date (as defined below), the Rights will be transferred with, and only with, certificates for shares of common stock. Until the earlier of the Rights Separation Date and the redemption or expiration of the Rights, new certificates for shares of common stock issued after the Rights Record Date will contain a notation incorporating the Rights Agreement by reference. The Rights are not exercisable until the earlier to occur of (1) 10 business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (except by reason of (a) exercise by this person of stock options granted to this person by us under any of our stock option or similar plans, (b) the exercise of conversion rights contained in specified classes of Preferred Stock, or (c) the exercise of warrants owned on the date of the Rights Agreement, which include warrants to acquire 1,740,000 shares of common stock issued to an affiliate of Everest Capital Fund, Ltd.) or (2) 15 business days following the commencement of a tender offer or exchange offer by any person (other than Sirius, any subsidiary of Sirius or any employee benefit plan of Sirius) if, upon the completion of this tender offer or exchange offer, this person or group would be the beneficial owner of 15% or more of the outstanding shares of common stock (the earlier of these dates being called the “Rights Separation Date”), and will expire on July 1, 2004, unless earlier extended or redeemed by us as described below. As soon as practicable following the Rights Separation Date, separate certificates evidencing the Rights will be mailed to holders of record of the shares of common stock as of the close of business on the Rights Separation Date and, thereafter, the separate Rights certificates alone will evidence the Rights. A holder of 15% or more of the common stock as of the date of the Rights Agreement will be excluded from the definition of “Acquiring Person” unless the holder increases the aggregate percentage of its and its affiliates' beneficial ownership interest in us by an additional 1%.

      If, at any time following the Rights Separation Date, (1) we are the surviving corporation in a merger with an Acquiring Person and our shares of common stock are not changed or exchanged, (2) a person (other than Sirius, any subsidiary of Sirius or any employee benefit plan of Sirius), together with its Affiliates and Associates (as defined in the Rights Agreement), becomes an

Acquiring Person (in any manner, except by (a) the exercise of stock options granted under our existing and future stock option plans, (b) the exercise of conversion rights contained in specified preferred stock issues, (c) the exercise of warrants specified in the Rights Agreement or (d) a tender offer for any and all outstanding shares of common stock made as provided by applicable laws, which remains open for at least 40 Business Days (as defined in the Rights Agreement) and into which holders of 80% or more of our outstanding shares of common stock tender their shares), (3) an Acquiring Person engages in one or more “self-dealing” transactions as described in the Rights Agreement or (4) during the time when there is an Acquiring Person, an event occurs (e.g., a reverse stock split) that results in the Acquiring Person's ownership interest being increased by more than one percent, the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter be entitled to receive, upon the exercise of the Right at the then current exercise price of the Right, shares of common stock (or, in some circumstances, cash, property or other securities of ours) having a value equal to two times the exercise price of the Right.

      If, at any time following the first date of public announcement by us or an Acquiring Person indicating that this Acquiring Person has become an Acquiring Person (the “Shares Acquisition Date”), (1) we consolidate or merge with another person and we are not the surviving corporation, (2) we consolidate or merge with another person and are the surviving corporation, but in the transaction our shares of common stock are changed or exchanged or (3) 50% or more of our assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise of the Right at the then current exercise price of the Right, shares of common stock of the acquiring company having a value equal to two times the exercise price of the Right.

      Our board of directors may, at its option, at any time after the right of the board to redeem the Rights has expired or terminated (with some exceptions), exchange all or part of the then outstanding and exercisable Rights (other than those held by the Acquiring Person and Affiliates and Associates of the Acquiring Person) for shares of common stock at a ratio of one share of common stock per Right, as adjusted; provided, however, that the Right cannot be exercised once a person, together with the person's Affiliates and Associates, becomes the beneficial owner of 50% or more of the shares of common stock then outstanding. If our board of directors authorizes this exchange, the Rights will immediately cease to be exercisable.

      Notwithstanding any of the foregoing, following the occurrence of any of the events described in the fourth and fifth paragraphs of this section, any Rights that are, or (under some circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Affiliate or Associate of an Acquiring Person shall immediately become null and void. The Rights Agreement contains provisions intended to prevent the utilization of voting trusts or similar arrangements that could have the effect of rendering ineffective or circumventing the beneficial ownership rules described in the Rights Agreement.

      The Purchase Price payable, and the number of Series B Shares or other securities or property issuable, upon exercise of the Rights may be adjusted from time to time to prevent dilution (1) in the event of a dividend of Series B Shares on, or a subdivision, combination or reclassification of, the Series B Shares, (2) upon the grant to holders of the Series B Shares of specific rights or warrants to subscribe for Series B Shares or securities convertible into Series B Shares at less than the current market price of the Series B Shares or (3) upon the distribution to holders of the Series B Shares of debt securities or assets (excluding regular quarterly cash dividends and dividends payable in Series B Shares) or of subscription rights or warrants (other than those referred to above).

      At any time after the date of the Rights Agreement until ten Business Days (a period that can be extended) following the Shares Acquisition Date, the board of directors, with the concurrence of a majority of the independent directors (those members of our board who are not officers or employees of ours or of any subsidiary of ours and who are not Acquiring Persons or their Affiliates, Associates, nominees or representatives, and who either (1) were members of the board before the adoption of the Rights Plan or (2) were subsequently elected to our board and were recommended for election or approved by a majority of the independent directors then on our board), may redeem the Rights, in whole but not in part, at a price of $0.01 per Right, which may be adjusted. Thereafter, our board of directors may redeem the Rights only in specified circumstances including in connection with specific events not involving an Acquiring Person or an Affiliate or Associate of an Acquiring Person. In addition, our right of redemption may be reinstated if (1) an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of common stock in a transaction or series of transactions not involving us and (2) there is at the time no other Acquiring Person. The Rights Agreement may also be amended, as described below, to extend the period of redemption.

      Until a Right is exercised, the holder of the Right, as such, will have no rights as a stockholder, including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for shares of our common stock (or other consideration) or for shares of common stock of the Acquiring Person.

      Other than those provisions relating to the principal economic terms of the Rights or imposing limitations on the right to amend the Rights Agreement, any of the provisions of the Rights Agreement may be amended by our board of directors with the concurrence of a majority of the independent directors or by special approval of our stockholders before the Rights Separation Date. Thereafter, the period during which the Rights may be redeemed may be extended (by action of our board of directors, with the concurrence of a majority of the independent directors or by special approval of our stockholders), and other provisions of the Rights Agreement may be amended by action of our board of directors with the concurrence of a majority of the independent directors or by special approval of our stockholders; provided, however, that (a) this amendment will not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) and (b) no amendment shall be made at a time when the Rights are no longer redeemable (except for the possibility of the right of redemption being reinstated as described above).

Warrants

The Unit Offering Warrants

      On May 18, 1999, we issued units composed of our 14 1⁄2% Senior Secured Notes due 2009 and warrants to purchase an aggregate of 2,190,000 shares of common stock at a price of $28.60 per share. These warrants were issued under a warrant agreement, dated as of May 15, 1999, between us, as issuer, and United States Trust Company of New York, as warrant agent. The number of shares of common stock to be issued under these warrants will be adjusted in some cases if we issue additional shares of common stock, options, warrants or convertible securities and in some other events. These warrants expire on May 15, 2009. As of June 30, 2004, there were 578,990 such warrants outstanding to purchase 2,425,389 shares of common stock at a price of $24.92 per share.

The Ford Warrant

      In October 2002, we canceled an existing warrant previously issued to Ford and issued a new warrant to Ford which entitles Ford to purchase up to 4,000,000 shares of our common stock at a purchase price of $3.00 per share. Ford's right to exercise this warrant vests:

•	with respect to 200,000 shares of our common stock, on the date the first Ford vehicle with a SIRIUS radio installed by Ford or one of its dealers (each, a “Ford Enabled Vehicle”) is activated by us for a bona fide customer;

•	with respect to 200,000 shares of our common stock, on the date the first Ford Enabled Vehicle that has a factory-installed SIRIUS radio is activated by us for a bona fide customer;

•	with respect to 200,000 shares of our common stock, on the date that Ford and us jointly launch a national advertising campaign promoting our satellite radio service in Ford vehicles;

•	with respect to 100,000 shares of our common stock, on each date that a SIRIUS radio is first available to be ordered by a bona fide customer as an original equipment option on a Ford vehicle line; provided that in no event will more than 1,400,000 shares of our common stock vest and become exercisable pursuant to this provision;

•	with respect to one share of our common stock, upon the manufacture by Ford of each of the first 375,000 Ford Enabled Vehicles;

•	with respect to 625,000 shares of our common stock, on the date that Ford has manufactured an aggregate of 375,000 Ford Enabled Vehicles;

•	with respect to 500,000 shares of our common stock, on the date that Ford has manufactured an aggregate of 750,000 Ford Enabled Vehicles; and

•	with respect to 500,000 shares of our common stock, on the date that Ford has manufactured an aggregate of 1,500,000 Ford Enabled Vehicles.

      If Ford terminates the exclusivity provisions contained in our agreement, we may reduce by one-half the number of shares granted and the number of shares of our common stock that vest and become exercisable under this warrant. The number of shares of common stock to be issued under this warrant will be adjusted in some cases if we issue stock dividends, combine stock, reorganize or reclassify capital stock, merge, sell all of our assets and in some other events. This warrant will expire on the earlier of October 6, 2012 and the date of termination or expiration of the agreement, dated October 7, 2002, between us and Ford. We are required to give Ford notice of adjustments in the number of shares issuable under this warrant and of extraordinary corporate events.

The DaimlerChrysler Warrant

      In June 2004, we canceled an existing warrant previously issued to DaimlerChrysler AG and issued a new warrant to DaimlerChrysler which entitles DaimlerChrysler to purchase up to 21,500,000 shares of our common stock at a purchase price of $1.04 per share. DaimlerChrysler's right to exercise this warrant vests as it achieves milestones principally relating to the manufacturing of vehicles containing SIRIUS radios.

      The number of shares of common stock to be issued under this warrant will be adjusted in some cases if we issue stock dividends, combine stock, reorganize or reclassify capital stock, merge, sell all of our assets and in some other events. This warrant will expire on the date of termination or expiration of the agreement, dated May 13, 2002, among us, DaimlerChrysler Corporation, Freightliner Corporation and Mercedes-Benz USA, Inc. We are required to give DaimlerChrysler notice of adjustments in the number of shares issuable under this warrant and of extraordinary corporate events.

The Lehman Warrants

      We have issued to Lehman warrants to purchase up to 2,100,000 shares of our common stock at a purchase price of $15.00 per share. All of these warrants have vested.

      525,000 of these warrants expire on December 27, 2010, 1,050,000 of these warrants expire on March 7, 2011 and 525,000 warrants expire on April 4, 2011. The number of shares of common stock to be issued under these warrants and the exercise price of the warrants will be adjusted in some cases if we issue stock dividends, subdivide or combine stock, reorganize or reclassify capital stock, distribute cash dividends, issue common stock or other securities convertible into common stock (other than in a bona fide underwritten public offering) and in certain other events. We are also required to give Lehman notice of adjustments in the number of shares issuable under these warrants and of extraordinary corporate events.

The Series A Warrants and Series B Warrants

      In March 2003, we issued (i) to affiliates of Blackstone (a) Series A warrants to purchase up to 25,296,255 shares of our common stock at a purchase price of $1.04 per share and (b) Series B warrants to purchase up to 16,864,169 shares of our common stock at a purchase price of $0.92 per share and (ii) to affiliates of Apollo (a) Series A warrants to purchase up to 27,250,013 shares of our common stock at a purchase price of $1.04 per share and (b) Series B warrants to purchase up to 18,166,677 shares of our common stock at a purchase price of $0.92 per share. The warrants issued to Blackstone are exercisable and expire on September 7, 2004. The warrants issued to Apollo are exercisable and expire on March 7, 2005. In November 2003, Blackstone exercised 21,027,512 warrants, each with an exercise price of $1.04 per share, through a cashless exercise. In connection with this exercise, we issued 11,531,805 shares of our common stock to Blackstone. In January 2004, Blackstone exercised 4,205,503 warrants, with an exercise price of $1.04 per share, and 16,822,009 warrants, with an exercise price of $0.92 per share. In connection with these exercises, we issued 21,027,512 shares of common stock for $19,850,000 in net proceeds. In February 2004, Blackstone exercised 25,296 warrants, with an exercise price of $1.04 per share, and 16,864 warrants, with an exercise price of $0.92 per share, through a cashless exercise. In connection with this exercise, we issued 28,432 shares of common stock to Blackstone.

      The number of shares of common stock to be issued under these warrants and the exercise price of the warrants will be adjusted in some cases if we issue stock dividends, subdivide or combine stock, reorganize or reclassify capital stock, distribute cash dividends, issue common stock or other securities convertible into common stock (other than in a bona fide underwritten public offering) and in certain other events. We are also required to give the warrantholders notice of adjustments in the number of shares issuable under these warrants and of extraordinary corporate events.

The NFL Warrants

      In January 2004, we issued warrants to the NFL to purchase 50,000,000 shares of our common stock at an exercise price of $2.50 per share. 16,666,665 warrants vest upon the delivery to us of media assets by the NFL and its member clubs, and 33,333,335 warrants will be earned by the NFL as we acquire subscribers which are directly trackable through efforts of the NFL. The warrants issued to the NFL that vest upon the delivery to us of media assets will expire in March 2010. The warrants issued to the NFL that vest based upon the NFL delivering trackable subscribers will expire on March 2008.

The RadioShack Warrants

      In February 2004, we announced an agreement with RadioShack Corporation, one of the nation's largest consumer electronics retailers, to distribute, market and sell SIRIUS radios. In connection with this agreement, we issued RadioShack warrants to purchase up to 10,000,000 shares of our common stock. All of these warrants have an exercise price of $5.00 per share and vest and become exercisable if RadioShack achieves activation targets during the five-year term of the agreement. These warrants expire in December 2010.

The Penske Warrants

      In January 2004, we signed an agreement with Penske Automotive Group, Inc., United Auto Group, Inc., Penske Truck Leasing Co. L.P. and Penske Corporation. In connection with this agreement, we agreed to issue the Penske companies warrants to purchase an aggregate of 38,000,000 shares of our common stock at an exercise price of $2.392 per share. Two million of these warrants will vest upon issuance and the balance of these warrants will vest over time and upon achievement of certain milestones by the Penske companies.

Other Warrants

      We have issued warrants to purchase an aggregate of 7,308,000 shares of our common stock at exercise prices per share of $3.20 to $33.38 in connection with various marketing and programming arrangements.

Delaware Anti-Takeover Law and Provisions in Our Charter

      Section 203 of the Delaware General Corporation Law (“Section 203”) generally provides that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an “Interested Stockholder”) but less than 85% of this stock may not engage in some types of Business Combinations (as defined in Section 203) with the corporation for a period of three years after the time the stockholder became an Interested Stockholder. The prohibition of Section 203 does not apply under the following circumstances:

•	before the time of the acquisition, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder; or

•	the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder.

      Under Section 203, these restrictions will not apply to specific Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of specific extraordinary transactions involving the corporation and a person who was not an Interested Stockholder during the previous three years, who became an Interested Stockholder with the approval of the corporation's board of directors or who became an Interested Stockholder at a time when the restrictions contained in Section 203 did not apply for reasons specified in Section 203. The above exception applies if the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to the person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.

      Section 203 defines the term “Business Combination” to encompass a wide variety of transactions with or caused by an Interested Stockholder. These include transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder or transactions in which the Interested Stockholder receives other benefits.

      The provisions of Section 203, coupled with our board of directors' authority to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in our control. The provisions could also discourage, impede or prevent a merger, tender offer or proxy contest, even if the event would be favorable to the interests of stockholders. Our stockholders, by adopting an amendment to our amended and restated certificate of incorporation, may elect not to be governed by Section 203 effective 12 months after the adoption. Neither our certificate of incorporation nor our by-laws exclude us from the restrictions imposed by Section 203.

SELLING SECURITYHOLDERS

      The notes were originally issued to Morgan Stanley & Co. Incorporated, as initial purchaser, in private offerings on February 20, 2004 and March 31, 2004. The initial purchaser has advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees, donees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and the common stock into which the notes are convertible.

      The table below sets forth information with respect to the selling securityholders, the principal amount of the notes and the number of shares of common stock into which the notes are convertible beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. None of the selling securityholders has had within the past three years any material relationship with us or any of our affiliates.

      We have prepared the table based on information given to us by, or on behalf of, the selling securityholders on or before August 12, 2004. Because the selling securityholders may offer, pursuant to this prospectus, all or some portion of the notes or common stock listed below, no estimate can be given as to the amount of notes or common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

      Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

Selling Securityholder	Original Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Number of Shares of Common Stock that May be Sold(1)	Percentage of Common Stock Outstanding(2)(3)

AG Domestic Convertibles, L.P.	$4,500,000	1.50%	1,020,408.3000	*
AG Offshore Convertibles, Ltd.	$10,500,000	3.50%	2,380,952.7000	*
Canyon Value Realization Fund, L.P.	$1,225,000	*	277,777.8150	*
Canyon Value Realization Mac 18, Ltd. (RMF)	$350,000	*	79,365.0900	*
Context Convertible Arbitrage Fund, L.P.	$4,700,000	1.57%	1,065,795.7800	*
Context Convertible Arbitrage Offshore, LTD	$10,900,000	3.63%	2,471,655.6600	*
DBAG London	$700,000	*	158,730.1800	*
Deutsche Bank Securities Inc.	$5,520,000	1.84%	1,251,700.8480	*
DKR Saturn Event Driven Holding Fund Ltd.	$15,750,000	5.25%	3,571,429.0500	*
DKR Saturn Holding Fund Ltd.	$15,750,000	5.25%	3,571,429.0500	*
DKR SoundShore Strategic Holding Fund Ltd.	$2,500,000	*	566,893.5000	*
Fore Convertible Master Fund, Ltd.	$4,000,000	1.33%	907,029.6000	*
Fore Plan Asset Fund, Ltd.	$1,500,000	*	340,136.1000	*
FrontPoint Convertible Arbitrage Fund, L.P.	$3,500,000	1.17%	793,650.9000	*
Goldman Sachs & Co.	$5,000,000	1.67%	1,133,787.0000	*
Grace Convertible Arbitrage Fund, Ltd.	$5,500,000	1.83%	1,247,165.7000	*
Guggenheim Portfolio Company VIII (Cayman), Ltd.	$750,000	*	170,068.0500	*
Harbert Convertible Arbitrage Master Fund, Ltd.	$17,500,000	5.83%	3,968,254.5000	*
Harbert Convertible Arbitrage Master Fund II, Ltd.	$2,500,000	*	566,893.5000	*
Hourglass Master Fund, Ltd.	$7,650,000	2.55%	1,734,694.1100	*
International Truck & Engine Corporation Retiree Health Benefit Trust	$200,000	*	45,351.4800	*
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	$200,000	*	45,351.4800	*
JMG Capital Partners, L.P.	$1,500,000	*	340,136.1000	*
JMG Triton Offshore Fund, Ltd.	$36,200,000	12.07%	8,208,617.8800	*
J.P. Morgan Securities Inc.	$5,000,000	1.67%	1,133,787.0000	*
LDG Limited	$316,000	*	71,655.3384	*
Lexington Vantage Fund c/o TQA Investors, LLC	$75,000	*	17,006.8050	*
Lighthouse Multi-Strategy Master Fund LP	$25,000	*	5,668.9350	*
Lyxor/Context Fund LTD	$1,600,000	*	362,811.8400	*
Lyxor/Quest Fund Ltd	$125,000	*	28,344.6750	*
Man Mac 1 Limited	$1,500,000	*	340,136.1000	*
Mainstay Convertible Fund	$890,000	*	201,814.0860	*
National Bank of Canada	$1,200,000	*	260,771.0100	*
New York Life Insurance Company (Post 82)	$1,665,000	*	272,108.8800	*

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(table continued from previous page)

Selling Securityholder	Original Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Number of Shares of Common Stock that May be Sold(1)	Percentage of Common Stock Outstanding(2)(3)

New York Life Insurance Company (Pre 82)	$755,000	*	171,201.8370	*
Nisswa Master Fund Ltd.	$10,500,000	3.50%	2,380,952.7000	*
Quest Global Convertible Fund Ltd.	$350,000	*	79,365.0900	*
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio	$6,500,000	2.17%	1,473,923.1000	*
Ritchie Beech Trading, Ltd.	$1,350,000	*	306,122.4900	*
Royal Bank of Canada (Norshield)	$1,000,000	*	226,757.4000	*
Sphinx Fund c/o TQA Investors, LLC	$214,000	*	48,526.0836	*
The Animi Master Fund, Ltd.	$7,000,000	2.33%	1,587,301.8000	*
The Canyon Value Realization Fund (Cayman), Ltd.	$3,275,000	1.09%	742,630.4850	*
TQA Master Fund Ltd.	$3,075,000	1.03%	697,279.0050	*
TQA Master Plus Fund Ltd.	$4,765,000	1.59%	1,080,499.0110	*
Tribeca Investments Ltd.	$8,000,000	2.67%	1,814,059.2000	*
Univest Convertible Arbitrage Fund II LTD (Norshield)	$600,000	*	136,054.4400	*
Vanguard Convertible Securities Fund, Inc.	$10,600,000	3.53%	2,403,628.4400	*
Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	$900,000	*	204,081.6600	*
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	$655,000	*	148,526.0970	*
Total	$230,330,000	76.78%	52,112,287.8810	4.21%

*	Less than 1%.
(1)	Assumes conversion of all of the holder's notes at a conversion rate of 226.7574 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment as described under “Description of Notes—Conversion of Notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the notes and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under “Description of Notes—Conversion of Notes.”
(2)	Calculated based on 1,236,800,145 shares of common stock outstanding as of August 6, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.
(3)	Assumes that all holders of notes, or any future transferees, pledgees, donees or successors of or from such holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following summary discusses the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes, and the conversion of the notes into shares of our common stock. Except where noted, this summary deals only with notes held as capital assets. Additionally, this summary does not deal with special situations. For example, this summary does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or insurance companies;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale, or conversion transaction or a straddle;

•	tax consequences to U.S. holders of notes whose “functional currency” is not the U.S. dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

      The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

      If a partnership holds our notes the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor.

      IF YOU ARE CONSIDERING THE PURCHASE OF NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

      For purposes of this discussion, a “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

A “non-U.S. holder” is a beneficial owner of notes or shares of common stock that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations”, “passive foreign investment companies” and “foreign personal holding companies”. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Payment of Interest

      Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrues in accordance with your method of accounting for tax purposes.

Market Discount

      If you purchase a note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless the difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of its payment or disposition. Any unrecognized market discount will carry over to common stock received upon conversion or repurchase by us of the notes. In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note.

      Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. Your election to accrue market discount on a constant interest method is to be made for the taxable year in which you acquired the note, applies only to that note and may not be revoked without the consent of the Internal Revenue Service. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making either election described in this paragraph.

Amortizable Bond Premium

      If you purchase a note for an amount in excess of the sum of all amounts payable on the note after the purchase date other than stated interest, you will be considered to have purchased the note at a “premium”. You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular account method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Constructive Distributions

      The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received under recently enacted legislation. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Sale, Exchange, Redemption, or other Disposition of Notes

      Except as otherwise provided below under “—Conversion of Notes into Common Stock”, you will generally recognize gain or loss upon the sale, exchange, purchase, redemption or other disposition of a note equal to the difference between the amount realized upon the sale, exchange, purchase, redemption or other disposition (less an amount equal to any accrued but unpaid interest not previously included in income, which will be taxable as interest income) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to the amount you paid for the note increased by market discount that you previously included in income and reduced by any bond premium that you elect to amortize and any cash payments on the note other than stated interest. Any gain or loss recognized on a disposition of the note will be capital gain or loss subject to the market discount discussion above. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Conversion of Notes into Common Stock

      You will not recognize gain or loss on the conversion of your notes into common stock except to the extent of cash received in lieu of a fractional share of common stock and common stock attributable to accrued interest (which will be treated as described above under “—Payment of Interest”). Cash received in lieu of a fractional share of common stock generally should be treated as a payment in exchange for such fractional share. The amount of gain or loss recognized on the deemed sale of such fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share, and the portion of your adjusted tax basis in the note that is allocable to the fractional share.

      The tax basis of the shares of common stock received upon a conversion will equal the adjusted tax basis of the note that was converted, reduced by the portion of adjusted tax basis allocated to any fractional share of common stock deemed exchanged for cash. Your holding period for shares of common stock will include the period during which you held the notes.

      You should contact your tax advisors concerning the ownership of common stock.

Information Reporting and Backup Withholding

      In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a note, payments of actual or constructive dividends on common stock, and payment of the proceeds of the sale of a note or common stock to certain non-corporate, not otherwise exempt holders, and a backup withholding tax may apply to such payments if the holder (i) fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, (ii) is notified by the Internal Revenue Service that it has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify, under penalties of perjury, that it has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle the holder to a refund.

Consequences to Non-U.S. Holders

Payments of Interest

      The 30% U.S. federal withholding tax will not apply to any payment to you of interest on a note under the “portfolio interest rule” provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	(a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an Internal Revenue Service Form W-8BEN (or successor form)) or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable Treasury regulations.

      Special rules apply to non-U.S. holders that are pass-through entities. If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) Internal Revenue Service Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S. If you are engaged in a trade or business in the U.S. and interest on the notes is effectively connected with the conduct of that trade or business then, although exempt from the withholding tax discussed above, you will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.

Dividends and Constructive Dividends

      Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In the case of any constructive dividend, it is possible that this tax would be withheld from interest, shares of your common stock or sales proceeds subsequently paid or credited to you. However, dividends that are effectively connected with the conduct of a trade or business within the U.S. and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

      A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

      As described more fully under “Description of Notes—Registration Rights of the Noteholders,” upon the occurrence of certain enumerated events we may be required to pay additional interest to you. Payments of such additional amounts may be subject to federal withholding.

Conversion of Notes into Common Stock

      Neither gain nor loss will be recognized by non-U.S. holders on the exchange of notes into shares of our common stock upon conversion, except to the extent of cash received in lieu of a fractional share (which will be treated as described below under “—Sale, Exchange, Redemption or Other Disposition of Notes or Shares of Common Stock”) and common stock attributable to accrued interest (which will be treated as described above under “—Payments of Interest”).

Sale, Exchange, Redemption or Other Disposition of Notes or Shares of Common Stock

      Any gain realized upon the sale, exchange, redemption or other disposition of a note or share of common stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the U.S.;

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

      We believe that we are not, and do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

U.S. Federal Estate Tax

      Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest rule” described above under “—Payments of Interest” without regard to the statement requirement described in the last bullet point and, at the time of your death, payments with respect to the notes would not have been effectively connected with the conduct by you of a trade or business in the U.S. However, shares of common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

      We must report annually to the Internal Revenue Service and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

      In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders—Payments of Interest” has been received (and we do not have actual knowledge or reason to know that you are a U.S. person that is not an exempt recipient).

      In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that you are a U.S. person that is not an exempt recipient) or you otherwise establish an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

      The following is a summary of certain considerations associated with the purchase of the notes (and the common stock issuable upon conversion of the notes) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

      ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

      In considering an investment in the notes (and the common stock issuable upon conversion of the notes) of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan, including the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

      Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

      The acquisition, and/or holding of the notes (and the common stock issuable upon conversion of the notes) by an ERISA Plan with respect to which the company is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the notes (and the common stock issuable upon conversion of the notes) are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes (and the common stock issuable upon conversion of the notes). These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

      Because of the foregoing, the notes (and the common stock issuable upon conversion of the notes) should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation of any applicable Similar Laws.

Representation

      By acceptance of the notes (and the common stock issuable upon conversion of the notes), each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes (and the common stock issuable upon conversion of the notes) constitutes assets of any Plan or (ii) the purchase and holding of the notes (and the common stock issuable upon conversion of the notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

      The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

PLAN OF DISTRIBUTION

      We are registering the notes and common stock issuable upon conversion of the notes covered by this prospectus to permit securityholders to conduct secondary trading of these securities from time to time after the date of this prospectus. We will not receive any proceeds from the sale of the securities covered by this prospectus. The notes and shares of common stock issuable upon conversion of the notes are being offered on behalf of the selling securityholders.

      The notes and shares of common stock issuable upon conversion of the notes may be sold or distributed from time to time by the selling securityholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling securityholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire the notes or shares of common stock as principals, at market prices prevailing at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices, which may be changed. If the notes or shares of common stock are sold through brokers, dealers or underwriters, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. Unless otherwise permitted by law, if the notes or shares are to be sold by pledgees, donees or transferees of, or other successors in interest to the selling securityholders, then we must distribute a prospectus supplement and/or file an amendment to this registration statement amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

      The sale of the notes or shares of common stock may be effected in one or more of the following methods:

•	on any national securities exchange or quotation service on which the notes or shares of common stock may be listed or quoted at the time of sale;

•	in transactions otherwise than on such exchanges or services in the over-the-counter market;

•	through the writing of options, whether the options are listed on an option exchange or otherwise; or

•	through the settlement of short sales.

      In addition, any notes or shares of common stock that qualify for resale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A of the Securities Act rather than pursuant to this prospectus.

      These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

      In addition, the selling securityholders or their successors in interest may enter into hedging transactions with broker-dealers or other financial institutions who may engage in short sales of the notes or shares of our common stock, sell the notes or shares of common stock short and deliver these securities to close out such short positions, or loan or pledge the notes or shares of common stock to broker-dealers that in turn may sell such securities. The selling securityholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the notes or shares of common stock which may be resold thereafter pursuant to this prospectus if the notes or shares of common stock are delivered by the selling securityholders.

      The selling securityholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the notes or shares of common stock and, if the selling securityholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the notes or shares of common stock from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling securityholders, in order for the notes or shares of common stock to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or an amendment to this registration statement amending the list of selling securityholders to include the pledgee, transferee, secured party or other successors in interest as selling securityholders under this prospectus.

      Brokers, dealers, underwriters or agents participating in the distribution of the notes or shares of common stock as agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders and/or purchasers of the notes or shares of common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

      The selling securityholders and any underwriters, broker-dealers or agents who act in connection with the sale of notes or shares of common stock hereunder may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of notes or shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of such compensation. We know of no existing arrangements between any selling securityholder, broker, dealer, underwriter or agent relating to the sale or distribution of the notes or shares of common stock. Selling securityholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

      The anti-manipulation rules under the Exchange Act may apply to sales of notes or shares of common stock in the market and to the activities of the selling securityholders and their affiliates.

      Under the registration rights agreement that has been filed as an exhibit to this registration statement, we will use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the sale pursuant to a shelf registration statement of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities held by persons that are not affiliates under Rule 144(k) under the Securities Act or any successor provision, subject to certain permitted exceptions.

      We are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 30 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. We agreed to pay predetermined additional amounts to holders of the notes and shares of common stock issuable upon conversion of the notes if the prospectus is unavailable for the periods in excess of those permitted above.

      Under the registration rights agreement, we have agreed to indemnify the initial purchaser, each selling securityholder and certain other persons, and each selling securityholder has agreed to indemnify us, the initial purchaser, the other selling securityholders and certain other persons, against certain specified liabilities, including liabilities arising under the Securities Act.

      We have agreed, among other things, to pay all fees and expenses, other than selling expenses, commissions and discounts, and expenses of counsel to the selling securityholders, in connection with the registration and sale of the notes and the shares of common stock covered by this prospectus.

LEGAL MATTERS

      Certain legal matters with respect to the validity of the notes and common stock issuable upon conversion of the notes will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

      Our audited consolidated financial statements as of December 31, 2003 and 2002 and for the years then ended appearing in our 2003 Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent registered public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on authority of such firm as experts in accounting and auditing.

      Our audited consolidated financial statements as of December 31, 2001 and for the year then ended appearing in our 2003 Annual Report on Form 10-K have been audited by Arthur Andersen LLP, independent registered public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      Section 11(a) the Securities Act provides that if a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proven that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

      On April 11, 2002, we dismissed Arthur Andersen LLP as our independent registered public accountants and appointed Ernst & Young LLP. Prior to the date of this prospectus, the Arthur Andersen partner responsible for the audit of our most recent audited financial statements as of and for the year ended December 31, 2001 resigned from Arthur Andersen LLP. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen's written consent to the incorporation by reference into this prospectus of its audit reports with respect to our consolidated financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001. However, as a result, Arthur Andersen LLP will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the consolidated financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, you will be unable to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act because it has not consented to the incorporation by reference of its previously issued report into this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth the various expenses payable by the registrant in connection with the issuance and distribution of the notes and underlying common stock being registered hereby, other than underwriting discounts and commissions. All the amounts shown are estimates, except the SEC registration fee. All of such expenses are being borne by the registrant.

SEC Registration Fee	$38,010
Printing and Engraving Expenses	$50,000
Legal Fees and Expenses	$75,000
Accounting Fees and Expenses	$50,000
Miscellaneous Expenses	$36,990

Total	$250,000

Item 15. Indemnification of Directors and Officers.

      Section 145 of the DGCL permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. Article VII of our Amended and Restated By-Laws provides that we, to the full extent permitted by Section 145 of the DGCL, shall indemnify all of our past and present directors and may indemnify all of our past or present employees or other agents. To the extent that a director, officer, employee or agent of ours has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such Article VII, or in defense of any claim, issue or matter therein, he or she shall be indemnified by us against actually and reasonably incurred expenses in connection therewith. Such expenses may be paid by us in advance of the final disposition of the action upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

      As permitted by Section 102(b)(7) of the DGCL, our Amended and Restated Certificate of Incorporation provides that no director shall be liable to us for monetary damages for breach of fiduciary duty as a director, except for liability:

(i)	for any breach of the director's duty of loyalty to us or our stockholders;
(ii)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii)	for the unlawful payment of dividends on or redemption of our capital stock; or
(iv)	for any transaction from which the director derived an improper personal benefit.

      We have obtained a policy insuring us and our directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 16. Exhibits

Exhibit Number	Description
4.1	Form of certificate for shares of Common Stock (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-1 (File No. 33-74782) (the “S-1 Registration Statement”)).

Exhibit Number	Description
4.2.1	Rights Agreement, dated as of October 22, 1997 (the “Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 1 to the Form 8-A).
4.2.2	Form of Right Certificate (incorporated by reference to Exhibit B to Exhibit 1 to the Form 8-A).
4.2.3	Amendment to the Rights Agreement dated as of October 13, 1998 (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K dated October 13, 1998).
4.2.4	Amendment to the Rights Agreement dated as of November 13, 1998 (incorporated by reference to Exhibit 99.7 to the Company's Current Report on Form 8-K dated November 17, 1998).
4.2.5	Amended and Restated Amendment to the Rights Agreement dated as of December 22, 1998 (incorporated by reference to Exhibit 6 to Amendment No. 1 to the Form 8-A filed on January 6, 1999).
4.2.6	Amendment to the Rights Agreement dated as of June 11, 1999 (incorporated by reference to Exhibit 4.1.8 to the Company's Registration Statement on Form S-4 (File No. 333-82303) (the “1999 Units Registration Statement”)).
4.2.7	Amendment to the Rights Agreement dated as of September 29, 1999 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on October 13, 1999).
4.2.8	Amendment to the Rights Agreement dated as of December 23, 1999 (incorporated by reference to Exhibit 99.4 to the Company's Current Report on Form 8-K filed on December 29, 1999).
4.2.9	Amendment to the Rights Agreement dated as of January 28, 2000 (incorporated by reference to Exhibit 4.6.9 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the “1999 Form 10-K”)).
4.2.10	Amendment to the Rights Agreement dated as of August 7, 2000 (incorporated by reference to Exhibit 4.6.10 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).
4.2.11	Amendment to the Rights Agreement dated as of January 8, 2002 (incorporated by reference to Exhibit 4.6.11 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001 (the “2001 Form 10-K”)).
4.2.12	Amendment to the Rights Agreement dated as of October 22, 2002 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K filed on October 24, 2002).
4.2.13	Amendment to the Rights Agreement dated as of March 6, 2003 (incorporated by reference to Exhibit 4.2.13 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).
4.2.14	Amendment to the Rights Agreement dated as of March 31, 2003 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated March 31, 2003).
4.2.15	Amendment to the Rights Agreement dated as of July 30, 2003 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated July 30, 2003).
4.2.16	Amendment to the Rights Agreement dated as of January 14, 2004 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated January 15, 2004).

Exhibit Number	Description
4.2.17	Amendment to the Rights Agreement dated as of June 30, 2004 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated June 30, 2004).
4.3	Indenture, dated as of November 26, 1997, between the Company and IBJ Schroder Bank & Trust Company, as trustee, relating to the Company's 15% Senior Secured Discount Notes due 2007 (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 (File No. 333-34769) (the “1997 Units Registration Statement”)).
4.4	Supplemental Indenture, dated as of March 7, 2003, between the Company and The Bank of New York (as successor to IBJ Schroder Bank & Trust Company), as trustee, relating to the Company's 15% Senior Secured Discount Notes due 2007 (incorporated by reference to Exhibit 4.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).
4.5	Form of 15% Senior Secured Discount Note due 2007 (incorporated by reference to Exhibit 4.2 to the 1997 Units Registration Statement).
4.6	Warrant Agreement, dated as of November 26, 1997, between the Company and IBJ Schroder Bank & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.3 to the 1997 Units Registration Statement).
4.7	Form of Warrant (incorporated by reference to Exhibit 4.4 to the 1997 Units Registration Statement).
4.8	Form of Common Stock Purchase Warrant granted by the Company to Everest Capital Master Fund, L.P. and to The Ravich Revocable Trust of 1989 (incorporated by reference to Exhibit 4.11 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).
4.9	Indenture, dated as of May 15, 1999, between the Company and United States Trust Company of New York, as trustee, relating to the Company's 14 1⁄2% Senior Secured Notes due 2009 (incorporated by reference to Exhibit 4.4.2 to the 1999 Units Registration Statement).
4.10	Supplemental Indenture, dated as of March 7, 2003, between the Company and The Bank of New York (as successor to United States Trust Company of New York), as trustee, relating to the Company's 14 1⁄2% Senior Secured Notes due 2009 (incorporated by reference to Exhibit 4.10 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).
4.11	Form of 14 1⁄2% Senior Secured Note due 2009 (incorporated by reference to Exhibit 4.4.3 to the 1999 Units Registration Statement).
4.12	Warrant Agreement, dated as of May 15, 1999, between the Company and United States Trust Company of New York, as warrant agent (incorporated by reference to Exhibit 4.4.4 to the 1999 Units Registration Statement).
4.13	Indenture, dated as of September 29, 1999, between the Company and United States Trust Company of Texas, N.A., as trustee, relating to the Company's 8 3⁄4% Convertible Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed on October 13, 1999).
4.14	First Supplemental Indenture, dated as of September 29, 1999, between the Company and United States Trust Company of Texas, N.A., as trustee, relating to the Company's 8 3⁄4% Convertible Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.01 to the Company's Current Report on Form 8-K filed on October 1, 1999).

Exhibit Number	Description
4.15	Second Supplemental Indenture, dated as of March 4, 2003, among the Company, The Bank of New York (as successor to United States Trust Company of Texas, N.A.), as resigning trustee, and HSBC Bank USA, as successor trustee, relating to the Company's 8 3⁄4% Convertible Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.16 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).
4.16	Third Supplemental Indenture, dated as of March 7, 2003, between the Company and HSBC Bank USA, as trustee, relating to the Company's 8 3⁄4% Convertible Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.17 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).
4.17	Form of 8 3⁄4% Convertible Subordinated Note due 2009 (incorporated by reference to Article VII of Exhibit 4.01 to the Company's Current Report on Form 8-K filed on October 1, 1999).
4.18	Indenture, dated as of May 23, 2003, between the Company and The Bank of New York, as trustee (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K dated May 30, 2003).
4.19	Supplemental Indenture, dated as of May 23, 2003, between the Company and The Bank of New York, as trustee, relating to the Company's 3 1⁄2% Convertible Notes due 2008 (incorporated by reference to Exhibit 99.3 to the Company's Current Report on Form 8-K dated May 30, 2003).
4.20	Second Supplemental Indenture, dated as of February 20, 2004, between the Company and The Bank of New York, as trustee, relating to the Company's 2 1⁄2% Convertible Notes due 2009 (incorporated by reference to Exhibit 4.20 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003).
4.21	Registration Rights Agreement, dated as of February 20, 2004, between the Company and Morgan Stanley & Co. Incorporated, as initial purchaser, relating to the Company's 2 1⁄2% Convertible Notes due 2009 (filed herewith).
4.22	Form of 2 1⁄2% Convertible Notes due 2009 (filed herewith).
4.23	Common Stock Purchase Warrant granted by the Company to DaimlerChrysler AG dated June 3, 2004 (incorporated by reference to Exhibit 4.21 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
4.24	Common Stock Purchase Warrant granted by the Company to Ford Motor Company dated October 7, 2002 (incorporated by reference to Exhibit 4.16 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).
4.25	Form of Series A Common Stock Purchase Warrant dated March 7, 2003 (incorporated by reference to Exhibit 4.20 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).
4.26	Form of Series B Common Stock Purchase Warrant dated March 7, 2003 (incorporated by reference to Exhibit 4.21 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).
4.27	Form of Media-Based Incentive Warrant dated February 3, 2004 issued by the Company to NFL Enterprises LLC (incorporated by reference to Exhibit 4.25 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003).
4.28	Bounty-Based Incentive Warrant dated February 3, 2004 issued by the Company to NFL Enterprises LLC (incorporated by reference to Exhibit 4.26 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003).

Exhibit Number	Description
4.29	Amended and Restated Warrant Agreement, dated as of December 27, 2000, between the Company and United States Trust Company of New York, as warrant agent and escrow agent (incorporated by reference to Exhibit 4.27 to the Company's Registration Statement on Form S-3 (File No. 333-65602)).
4.30	Second Amended and Restated Pledge Agreement, dated as of March 7, 2001, among the Company, as pledgor, The Bank of New York, as trustee and collateral agent, United States Trust Company of New York, as trustee, and Lehman Commercial Paper Inc., as administrative agent (incorporated by reference to Exhibit 4.25 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).
4.31	Collateral Agreement, dated as of March 7, 2001, between the Company, as borrower, and The Bank of New York, as collateral agent (incorporated by reference to Exhibit 4.26 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).
4.32	Amended and Restated Intercreditor Agreement, dated as of March 7, 2001, by and between The Bank of New York, as trustee and collateral agent, United States Trust Company of New York, as trustee, and Lehman Commercial Paper Inc., as administrative agent (incorporated by reference to Exhibit 4.27 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).
5.1	Opinion of Simpson Thacher & Bartlett LLP re: legality (filed herewith).
12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges (filed herewith).
23.1	Consent of Ernst & Young LLP (filed herewith).
23.2	Notice regarding Consent of Arthur Andersen LLP.*
23.3	Consent of Simpson Thacher & Bartlett LLP (included in opinion filed as Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included on the signature pages of this Registration Statement).*
25.1	Statement of Eligibility and Qualification on Form T-1 of the Trustee to act as Trustee under the Indenture (filed herewith).

* Filed previously.

Item 17. Undertakings.

A.	The undersigned registrant hereby undertakes:
	1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
		(i)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
		(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.
	2.	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
	3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 13, 2004.

SIRIUS SATELLITE RADIO INC.

By: /s/ DAVID J. FREAR David J. Frear Executive Vice President and Chief Financial Officer (Principal Financial Officer)

      Pursuant to the requirements of the Securities Act, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JOSEPH P. CLAYTON Joseph P. Clayton	Chief Executive Officer and Director (Principal Executive Officer)	August 13, 2004

/s/ DAVID J. FREAR David J. Frear	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 13, 2004

/s/ EDWARD WEBER, JR. Edward Weber, Jr.	Vice President and Controller (Principal Accounting Officer)	August 13, 2004

* Leon D. Black	Director	August 13, 2004

* Lawrence F. Gilberti	Director	August 13, 2004

* James P. Holden	Director	August 13, 2004

* Warren N. Lieberfarb	Director	August 13, 2004

* Michael J. McGuiness	Director	August 13, 2004

* James F. Mooney	Director	August 13, 2004

*By /s/ PATRICK L. DONNELLY Patrick L. Donnelly Attorney-in-fact

EXHIBIT INDEX

Exhibit Number			Description
4.1		—	Form of certificate for shares of Common Stock (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-1 (File No. 33-74782) (the “S-1 Registration Statement”)).
4	.2.1	—	Rights Agreement, dated as of October 22, 1997 (the “Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 1 to the Form 8-A).
4	.2.2	—	Form of Right Certificate (incorporated by reference to Exhibit B to Exhibit 1 to the Form 8-A).
4	.2.3	—	Amendment to the Rights Agreement dated as of October 13, 1998 (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K dated October 13, 1998).
4	.2.4	—	Amendment to the Rights Agreement dated as of November 13, 1998 (incorporated by reference to Exhibit 99.7 to the Company's Current Report on Form 8-K dated November 17, 1998).
4	.2.5	—	Amended and Restated Amendment to the Rights Agreement dated as of December 22, 1998 (incorporated by reference to Exhibit 6 to Amendment No. 1 to the Form 8-A filed on January 6, 1999).
4	.2.6	—	Amendment to the Rights Agreement dated as of June 11, 1999 (incorporated by reference to Exhibit 4.1.8 to the Company's Registration Statement on Form S-4 (File No. 333-82303) (the “1999 Units Registration Statement”)).
4	.2.7	—	Amendment to the Rights Agreement dated as of September 29, 1999 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on October 13, 1999).
4	.2.8	—	Amendment to the Rights Agreement dated as of December 23, 1999 (incorporated by reference to Exhibit 99.4 to the Company's Current Report on Form 8-K filed on December 29, 1999).
4	.2.9	—	Amendment to the Rights Agreement dated as of January 28, 2000 (incorporated by reference to Exhibit 4.6.9 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the “1999 Form 10-K”)).
4	.2.10	—	Amendment to the Rights Agreement dated as of August 7, 2000 (incorporated by reference to Exhibit 4.6.10 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).
4	.2.11	—	Amendment to the Rights Agreement dated as of January 8, 2002 (incorporated by reference to Exhibit 4.6.11 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001 (the “2001 Form 10-K”)).
4	.2.12	—	Amendment to the Rights Agreement dated as of October 22, 2002 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K filed on October 24, 2002).
4	.2.13	—	Amendment to the Rights Agreement dated as of March 6, 2003 (incorporated by reference to Exhibit 4.2.13 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).
4	.2.14	—	Amendment to the Rights Agreement dated as of March 31, 2003 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated March 31, 2003).
4	.2.15	—	Amendment to the Rights Agreement dated as of July 30, 2003 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated July 30, 2003).

Exhibit Number			Description
4	.2.16	—	Amendment to the Rights Agreement dated as of January 14, 2004 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated January 15, 2004).
4	.2.17	—	Amendment to Rights Agreement dated as of June 30, 2004 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated June 30, 2004).

4.3		—	Indenture, dated as of November 26, 1997, between the Company and IBJ Schroder Bank & Trust Company, as trustee, relating to the Company's 15% Senior Secured Discount Notes due 2007 (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 (File No. 333-34769) (the “1997 Units Registration Statement”)).
4.4		—	Supplemental Indenture, dated as of March 7, 2003, between the Company and The Bank of New York (as successor to IBJ Schroder Bank & Trust Company), as trustee, relating to the Company's 15% Senior Secured Discount Notes due 2007 (incorporated by reference to Exhibit 4.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).
4.5		—	Form of 15% Senior Secured Discount Note due 2007 (incorporated by reference to Exhibit 4.2 to the 1997 Units Registration Statement).
4.6		—	Warrant Agreement, dated as of November 26, 1997, between the Company and IBJ Schroder Bank & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.3 to the 1997 Units Registration Statement).
4.7		—	Form of Warrant (incorporated by reference to Exhibit 4.4 to the 1997 Units Registration Statement).
4.8		—	Form of Common Stock Purchase Warrant granted by the Company to Everest Capital Master Fund, L.P. and to The Ravich Revocable Trust of 1989 (incorporated by reference to Exhibit 4.11 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).
4.9		—	Indenture, dated as of May 15, 1999, between the Company and United States Trust Company of New York, as trustee, relating to the Company's 14 1⁄2% Senior Secured Notes due 2009 (incorporated by reference to Exhibit 4.4.2 to the 1999 Units Registration Statement).
4.10		—	Supplemental Indenture, dated as of March 7, 2003, between the Company and The Bank of New York (as successor to United States Trust Company of New York), as trustee, relating to the Company's 14 1⁄2% Senior Secured Notes due 2009 (incorporated by reference to Exhibit 4.10 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).
4.11		—	Form of 14 1⁄2% Senior Secured Note due 2009 (incorporated by reference to Exhibit 4.4.3 to the 1999 Units Registration Statement).
4.12		—	Warrant Agreement, dated as of May 15, 1999, between the Company and United States Trust Company of New York, as warrant agent (incorporated by reference to Exhibit 4.4.4 to the 1999 Units Registration Statement).
4.13		—	Indenture, dated as of September 29, 1999, between the Company and United States Trust Company of Texas, N.A., as trustee, relating to the Company's 8 3⁄4% Convertible Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed on October 13, 1999).
4.14		—	First Supplemental Indenture, dated as of September 29, 1999, between the Company and United States Trust Company of Texas, N.A., as trustee, relating to the Company's 8 3⁄4% Convertible Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.01 to the Company's Current Report on Form 8-K filed on October 1, 1999).

Exhibit Number		Description
4.15	—	Second Supplemental Indenture, dated as of March 4, 2003, among the Company, The Bank of New York (as successor to United States Trust Company of Texas, N.A.), as resigning trustee, and HSBC Bank USA, as successor trustee, relating to the Company's 8 3⁄4% Convertible Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.16 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).
4.16	—	Third Supplemental Indenture, dated as of March 7, 2003, between the Company and HSBC Bank USA, as trustee, relating to the Company's 8 3⁄4% Convertible Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.17 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).
4.17	—	Form of 8 3⁄4% Convertible Subordinated Note due 2009 (incorporated by reference to Article VII of Exhibit 4.01 to the Company's Current Report on Form 8-K filed on October 1, 1999).
4.18	—	Indenture, dated as of May 23, 2003, between the Company and The Bank of New York, as trustee (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K dated May 30, 2003).
4.19	—	Supplemental Indenture, dated as of May 23, 2003, between the Company and The Bank of New York, as trustee, relating to the Company's 3 1⁄2% Convertible Notes due 2008 (incorporated by reference to Exhibit 99.3 to the Company's Current Report on Form 8-K dated May 30, 2003).
4.20	—	Second Supplemental Indenture, dated as of February 20, 2004, between the Company and The Bank of New York, as trustee, relating to the Company's 2 1⁄2% Convertible Notes due 2009 (incorporated by reference to Exhibit 4.20 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003).
4.21	—	Registration Rights Agreement, dated as of February 20, 2004, between the Company and Morgan Stanley & Co., Incorporated, as initial purchaser, relating to the Company's 2 1⁄2% Convertible Notes due 2009 (filed herewith).
4.22	—	Form of 2 1⁄2% Convertible Notes due 2009 (filed herewith).
4.23	—	Common Stock Purchase Warrant granted by the Company to DaimlerChrysler AG dated June 3, 2004 (incorporated by reference to Exhibit 4.21 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004).
4.24	—	Common Stock Purchase Warrant granted by the Company to Ford Motor Company dated October 7, 2002 (incorporated by reference to Exhibit 4.16 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).
4.25	—	Form of Series A Common Stock Purchase Warrant dated March 7, 2003 (incorporated by reference to Exhibit 4.20 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).
4.26	—	Form of Series B Common Stock Purchase Warrant dated March 7, 2003 (incorporated by reference to Exhibit 4.21 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).
4.27	—	Form of Media-Based Incentive Warrant dated February 3, 2004 issued by the Company to NFL Enterprises LLC (incorporated by reference to Exhibit 4.25 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003).
4.28	—	Bounty-Based Incentive Warrant dated February 3, 2004 issued by the Company to NFL Enterprises LLC (incorporated by reference to Exhibit 4.26 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003).
4.29	—	Amended and Restated Warrant Agreement, dated as of December 27, 2000, between the Company and United States Trust Company of New York, as warrant agent and escrow agent (incorporated by reference to Exhibit 4.27 to the Company's Registration Statement on Form S-3 (File No. 333-65602)).

Exhibit Number		Description
4.30	—	Second Amended and Restated Pledge Agreement, dated as of March 7, 2001, among the Company, as pledgor, The Bank of New York, as trustee and collateral agent, United States Trust Company of New York, as trustee, and Lehman Commercial Paper Inc., as administrative agent (incorporated by reference to Exhibit 4.25 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).
4.31	—	Collateral Agreement, dated as of March 7, 2001, between the Company, as borrower, and The Bank of New York, as collateral agent (incorporated by reference to Exhibit 4.26 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).
4.32	—	Amended and Restated Intercreditor Agreement, dated as of March 7, 2001, by and between The Bank of New York, as trustee and collateral agent, United States Trust Company of New York, as trustee, and Lehman Commercial Paper Inc., as administrative agent (incorporated by reference to Exhibit 4.27 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).
5.1	—	Opinion of Simpson Thacher & Bartlett LLP re: legality (filed herewith).
12.1	—	Statement re: Computation of Ratio of Earnings to Fixed Charges (filed herewith).
23.1	—	Consent of Ernst & Young LLP (filed herewith).
23.2	—	Notice regarding Consent of Arthur Andersen LLP.*
23.3	—	Consent of Simpson Thacher & Bartlett LLP (included in opinion filed as Exhibit 5.1 to this Registration Statement).
24.1	—	Power of Attorney (included on the signature pages of this Registration Statement).*
25.1	—	Statement of Eligibility and Qualification on Form T-1 of the Trustee to act as Trustee under the Indenture (filed herewith).

* Previously filed.